EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2006
FOURTH QUARTER AND YEAR-END RESULTS
Fiscal 2006 consists of a two month fourth quarter and an eleven month full year
HOUSTON — DECEMBER 6, 2006 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2006 fourth quarter and year ended September 30, 2006. As previously announced, the Company changed its fiscal year-end to September 30 from October 31. Accordingly, the fiscal 2006 fourth quarter consists of only two months, and the full year consists of eleven months.
     Revenues for the two-month fourth quarter of fiscal 2006 were $88.3 million, of which $30.0 million is attributable to business operations of the Company’s July 2005 S&I and August 2006 PowerVac® product line acquisitions, compared to revenues of $83.1 million for the three-month fourth quarter of fiscal 2005. Fourth quarter revenue growth is due primarily to continued broad-based strength in Powell’s Electrical Power Products markets. Net income for the two-month fourth quarter of fiscal 2006 was $2.8 million, or $0.25 per diluted share, compared to $1.8 million, or $0.17 per diluted share, in the three-month fourth quarter of fiscal 2005.
     Thomas W. Powell, chairman and chief executive officer, stated, “We are pleased with the improvement in our fourth quarter and full year results. With the success of recent acquisitions combined with the strength of our backlog, we achieved record revenues in 2006. We are continuing to see strength in all of our major markets, resulting in solid increases in orders and backlog. Our S&I acquisition completed its first full year in 2006 and continues to meet our expectations. This past August we completed the acquisition of the PowerVac® product line from General Electric and entered into a long-term commercial alliance with GE. Given the strength of our markets combined with the benefits from new acquisitions, we expect the Company to continue its positive trends in growth and operational results.”
     The Company’s order backlog as of September 30, 2006 was $355 million compared to $259 million in the fourth quarter ended October 31, 2005 and compared to $287 million at the end of the third quarter of fiscal 2006. New orders placed during the two-month fourth quarter totaled $156 million, which includes approximately $49 million in initial orders from GE, compared to $91 million in the three-month fourth quarter of fiscal 2005 and $122 million in the three-month third quarter of fiscal 2006.
FOURTH QUARTER SEGMENT DATA
     The Electrical Power Products segment recorded revenues of $82.5 million in the two-month fourth quarter, which include revenues from business operations of the Company’s S&I and PowerVac® product line acquisitions, compared to $73.8 million in the three-month fourth quarter of fiscal 2005. Income before income taxes for Electrical Power Products totaled $2.7 million versus $2.7 million in last year’s fourth quarter.
     The Process Control Systems segment recorded revenues for the two-month fourth quarter of $5.8 million compared to $9.4 million for the three-month fourth quarter of fiscal 2005. Income before income taxes for Process Control Systems totaled $849,000 versus $1.0 million in last year’s fourth quarter.
FULL YEAR RESULTS
     Revenues for fiscal 2006, an eleven month year, were a record $374.5 million, compared to $256.6 million for fiscal 2005. Revenues attributable to business operations of the Company’s S&I and PowerVac® product line acquisitions were $70.7 million. Net income for fiscal 2006 was $9.8 million, or $0.89 per diluted share, compared to $2.3 million, or $0.21 per diluted share, for fiscal 2005.
     The Electrical Power Products segment recorded revenues of $347.9 million for fiscal 2006, which includes revenues from business operations of the Company’s S&I and PowerVac®

product line acquisitions, compared to $220.1 million in fiscal 2005. Income before income taxes for Electrical Power Products totaled $13.5 million in fiscal 2006 versus a loss before income taxes of $438,000 in fiscal 2005.
     The Process Control Systems segment recorded revenues for fiscal 2006 of $26.6 million compared to $36.5 million for fiscal 2005. Income before income taxes for Process Control Systems totaled $1.7 million compared to $3.9 million in fiscal 2005. Revenue and income before income taxes in fiscal 2005 were favorably impacted by $1.7 million from the settlement of the Company’s claim related to the Central Artery/Tunnel projects.
OUTLOOK
     The following statements are based on the current expectations of the Company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below. Powell Industries now expects full year fiscal 2007 revenues to range between $475 million and $500 million and full year fiscal 2007 earnings to range between $1.20 and $1.45 per diluted share, including all integration costs for the PowerVac® product line acquisition.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, December 6, 2006, at 11:00 a.m. eastern time. To participate in the conference call, dial 303-262-2143 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 13, 2006. To access the replay, dial 303-590-3000 using a passcode of 11077788.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.

     Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
Tables to follow

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Two	Three	Eleven	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	Sept 30,	October 31,	Sept 30,	October 31,
	2006	2005	2006	2005
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$88,282	$83,127	$374,547	$256,645

Cost of goods sold	71,652	67,229	303,304	212,785

Gross profit	16,630	15,898	71,243	43,860

Selling, general and administrative expenses	12,805	13,085	55,345	41,846

Gain on sale of land and building	—	(1,052)	—	(1,052)

Income before interest, income taxes and minority interest	3,825	3,865	15,898	3,066

Interest expense	488	375	1,625	721

Interest income	(191)	(224)	(927)	(1,107)

Income before income taxes and minority interest	3,528	3,714	15,200	3,452

Income tax provision	728	1,818	5,383	1,138

Minority interest in net income (loss)	(25)	56	(3)	63

Net income	$2,825	$1,840	$9,820	$2,251

Net earnings per common share:

Basic	$0.26	$0.17	$0.90	$0.21

Diluted	$0.25	$0.17	$0.89	$0.21

Weighted average shares:

Basic	10,907	10,844	10,876	10,779

Diluted	11,102	11,065	11,089	10,928

SELECTED FINANCIAL DATA:

Depreciation and amortization	$1,592	$2,022	$6,498	$5,266

Capital expenditures	$3,632	$2,882	$8,435	$6,108

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	October 31,
	2006	2005
(In thousands)	(Unaudited)
Assets:
Current assets	$192,946	$162,177
Property, plant and equipment (net)	60,336	55,678
Other assets	38,842	8,804

Total assets	$292,124	$226,659

Liabilities & stockholders’ equity:
Current liabilities	$96,227	$58,739
Long-term debt and capital lease obligations, net of current maturities	33,886	19,436
Deferred and other long-term liabilities	2,971	3,789
Stockholders’ equity and minority interest	159,040	144,695

Total liabilities and stockholders’ equity	$292,124	$226,659

POWELL INDUSTRIES, INC. & SUBSIDIARIES
BUSINESS SEGMENTS

	Two	Three	Eleven	Twelve
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	Sept 30,	October 31,	Sept 30,	October 31,
	2006	2005	2006	2005
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$82,515	$73,761	$347,928	$220,123
Process Control Systems	5,767	9,366	26,619	36,522

Total revenues	$88,282	$83,127	$374,547	$256,645

Income before income taxes:

Electrical Power Products	$2,679	$2,702	$13,458	$(438)
Process Control Systems	849	1,012	1,742	3,890

Total income before income taxes	$3,528	$3,714	$15,200	$3,452

	September 30,	October 31,
	2006	2005
(In thousands)	(Unaudited)
Backlog:

Electrical Power Products	$324,688	$212,884
Process Control Systems	30,440	46,129

Total backlog	$355,128	$259,013

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